+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Brown                        Paul
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                        c/o Alliance Investments, A.M.
                              Le Panorama Bloc AB
                                47 Rue Grimaldi
--------------------------------------------------------------------------------
                                   (Street)

     Monte Carlo                    Monaco                            98000
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Home Security International, Inc.
                                                           (HSI)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                  February, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock*                                                                           400,000              I             (1)
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
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                  (Over)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Warrants                             $  13.00            1/1/00             A                        200,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)*         $ 2.1875
-----------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)*         $10.6875
-----------------------------------------------------------------------------------------------------------------------------
Warrants*                            $  13.00
-----------------------------------------------------------------------------------------------------------------------------
Warrants*                            $  13.00
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially                       Owner-
                               --------------------------------------------     5)          Owned            Direct (D)     ship
                               Date     Expira-              Amount or                      at End            or           (Instr.
                               Exer-    tion         Title   Number of                      of               Indirect       4)
                               cisable  Date                 Shares                         Month             (I)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants*                     1/1/00   1/1/05      Common    200,000                       200,000             I           (1)
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)* 12/7/99   12/7/09     Common     2,500             (2)         2,500              D
                                                     Stock
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Stock Option (Right to Buy)*  2/18/99   2/18/09     Common     2,500             (2)         2,500              D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants*                     9/30/98   9/30/03     Common    360,000                       360,000             I           (1)
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
Warrants*                    10/1/99   10/1/04     Common    200,000                       200,000             I           (1)
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) The reporting person is a director of International Home Security Investments Limited ("IHSI"), the holder of such securities and, is the sole shareholder of an entity which is the sole shareholder of IHSI.

(2) These options were granted under HSI's 1997 Non-Employee Director Stock Option Plan.

*Previously reported.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Paul Brown                  February 10, 2000
---------------------           -----------------
Paul Brown                      Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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